BY-LAW NO. 1

A By-Law relating generally to the transaction of the

business and affairs of VERMILION ENERGY INC.

CONTENTS

SECTION	SUBJECT

One	Interpretation

Two	Business of the Corporation

Three	Directors

Four	Committees

Five	Protection of Directors and Officers

Six	Shares

Seven	Dividends

Eight	Meetings of Shareholders

Nine	Notices

Ten	Effective Date

IT IS HEREBY ENACTED as By-law No. 1 of VERMILION ENERGY INC. (hereinafter called the "Corporation") as follows:

SECTION ONE

 INTERPRETATION

1.01	Definitions

In the by-laws of the Corporation, unless the context otherwise requires:

"Act" means the Business Corporations Act of Alberta, and any statute that may be substituted therefor, including the regulations thereunder, as from time to time amended;

"appoint" includes "elect" and vice versa;

"articles" means the articles of the Corporation, as defined in the Act, and includes any amendments thereto;

"board" means the board of directors of the Corporation;

"by-laws" means this by-law and all other by-laws of the Corporation from time to time in force and effect;

"meeting of shareholders" means any meeting of shareholders, including any meeting of one or more classes or series of shareholders;

"recorded address" means, in the case of a shareholder, the address of such shareholder as recorded in the securities register; in the case of joint shareholders, the address appearing in the securities register in respect of such joint holding or the first address so appearing if there is more than one; and, in the case of a director, officer, auditor or member of a committee of the board, the latest address of such person as recorded in the records of the Corporation;

"senior officers" means the president and the vice presidents; and

"signing officer" means, in relation to any instrument, any person authorized to sign the same on behalf of the Corporation by Section 2.03 or by a resolution passed pursuant thereto.

Save as aforesaid, words and expressions defined in the Act have the same meanings when used herein; and words importing the singular number include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; and words importing persons include individuals, bodies corporate, partnerships, trusts, unincorporated organizations and personal representatives.

1.02	Conflict with the Act or the Articles

To the extent of any conflict between the provisions of the by-laws and the provisions of the Act or the articles relating to the Corporation, the provisions of the Act or the articles shall govern.

1.03	Headings and Sections

The headings used throughout the by-laws are inserted for convenience of reference only and are not to be used as an aid in the interpretation of the by-laws. "Section" followed by a number means or refers to the specified section of this by-law.

1.04	Invalidity of any Provision of By-laws

The invalidity or unenforceability of any provision of the by-laws shall not affect the validity or enforceability of the remaining provisions of the by-laws.

SECTION TWO
BUSINESS OF THE CORPORATION

2.01	Corporate Seal

The corporate seal of the Corporation, if any, shall be in such form as the board may from time to time by resolution approve.

2.02	Financial Year

The financial year of the Corporation shall end on December 31 of each year or such other date in each year as the board may determine from time to time by resolution.

2.03	Execution of Instruments

Contracts, charges, certificates and other instruments of any nature whatsoever (collectively "instruments") shall be signed on behalf of the Corporation by (i) any senior officer alone or (ii) any two persons authorized by the President. In addition, the board is authorized from time to time by resolution to appoint any person or persons on behalf of the Corporation either to sign instruments in writing generally or to sign specific instruments. Any signing officer may affix the corporate seal to any instrument requiring the same. Subject to the Act, any instrument or document required or permitted to be executed by one or more persons on behalf of the Corporation may be signed by electronic means or by facsimile. Any instrument or document required or permitted to be executed by one or more persons may be executed in separate counterparts, each of which when duly executed by one or more of such persons shall be an original and all such counterparts together shall constitute one and the same such instrument or document. Subject to the Act, whenever a notice, document or other information is required under the Act or the by-laws to be created or provided in writing, that requirement may be satisfied by the creation and/or provision of an electronic document.

2.04	Banking Arrangements

The banking business of the Corporation including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be authorized by the board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the board may from time to time prescribe or authorize.

2.05	Voting Rights in Other Bodies Corporate

The signing officers may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments, certificates or other evidence shall be in favour of such person or persons as may be determined by the persons executing such proxies or arranging for the issuance of voting certificates or such other evidence of the right to exercise such voting rights. In addition, one or more officers may from time to time direct the manner in which and the person or persons by whom any particular voting rights or class of voting rights may or shall be exercised.

2.06	Divisions

The board or the president may from time to time cause the business and operations of the Corporation or any part thereof to be divided into one or more divisions upon such basis, including without limitation, types of business or operations, geographical territories, product lines or goods or services, as the board or the president may consider appropriate in each case. From time to time, the board or the president may authorize upon such basis as may be considered appropriate in each case:

(a)        the designation of any such division by, and the carrying on of the business and operations of any such division under, a name other than the name of the Corporation; provided that the Corporation shall set out its name in legible characters in all contracts, invoices, negotiable instruments and orders for goods or services issued or made by or on behalf of the Corporation; and

(b)        the appointment of officers for any such division and the determination of their powers and duties, provided that any such officers shall not, as such, be officers of the Corporation.

SECTION THREE
DIRECTORS

3.01	Number of Directors

The board shall consist of the number of directors provided in the articles, or, if a minimum number and a maximum number of directors is so provided, the number of directors of the Corporation shall be determined from time to time by ordinary resolution of the shareholders, or in the absence of such resolution, by resolution of the directors.

3.02	Calling and Notice of Meetings

Meetings of the board shall be called and held at such time and at such place as the board, the chair of the board, the president or any two directors may determine, and the secretary or any other officer shall give notice of meetings when directed or authorized by such persons. Meetings of the board may be held at any place in or outside Alberta. Notice of each meeting of the board shall be given in the manner provided in Section Nine to each director not less than forty-eight hours before the time when the meeting is to be held unless waived in accordance with the Act. A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting, except where required by the Act. Notwithstanding the foregoing, the board may from time to time fix a day or days in any month or months for regular meetings of the board at a place and hour to be named, in which case no other notice shall be required for any such regular meeting except where the Act requires specification of the purpose or the business to be transacted thereat. Provided that a quorum of directors is present, each newly elected board may, without notice, hold its first meeting following the meeting of shareholders at which such board was elected.

Any meeting of directors may be adjourned from time to time by the chair of the meeting, with the consent of the meeting, to a fixed time and place. The adjourned meeting shall be duly constituted if a quorum is present and if it is held in accordance with the terms of the adjournment. If there is no quorum present at the adjourned meeting, the original meeting shall be deemed to have terminated forthwith after its adjournment.

3.03	Meetings by Telephonic, Electronic or Other Communication Facility

A director may participate in a meeting of the board or of a committee of the board by electronic means, telephone or other communication facilities that permit all persons participating in the meeting to hear each other. A director participating in such a meeting in such manner shall be considered present at the meeting and at the place of the meeting.

3.04	Quorum

Subject to the requirements under the Act requiring resident Canadians to be present at any meeting of the board, the quorum for the transaction of business at any meeting of the board shall consist of a majority of the directors or such greater number of directors as the board may from time to time determine, provided that, if the board consists of only one director, the quorum for the transaction of business at any meeting of the board shall consist of one director.

3.05	Chair

The chair of any meeting of the board shall be the director present at the meeting who is the first mentioned of the following officers as have been appointed: chair of the board, president or a vice-president (in order of seniority). If no such officer is present, the directors present shall choose one of their number to be chair. If the secretary of the Corporation is absent, the chair of the meeting shall appoint some person, who need not be a director, to act as secretary of the meeting.

3.06	Action by the Board

At meetings of the board, each question shall be decided by a majority of the votes cast. A director participating in a meeting by electronic means, telephone or other communication facilities may vote by means of such facility. In case of an equality of votes the chair of the meeting shall not be entitled to a second or casting vote. The powers of the board may also be exercised by resolution in writing signed by all the directors who would be entitled to vote on that resolution at a meeting of the board.

3.07	Remuneration and Expenses

The directors shall be paid such remuneration for their services as the board may from time to time determine. The directors shall also be entitled to be reimbursed for reasonable travelling and other expenses properly incurred by them in attending meetings of the board or any committee thereof. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.

3.08	Officers

The board from time to time may appoint one or more officers of the Corporation and, without prejudice to rights under any employment contract, may remove any officer of the Corporation. The powers and duties of the president shall be those determined from time to time by the board and the powers and duties of the other officers shall be those determined from time to time by the board or the president and, in the absence of such determination, shall be those usually incidental to the office held.

3.11	Agents and Attorneys

The board shall have the power from time to time to appoint agents or attorneys for the Corporation in or outside Canada with such powers of management or otherwise (including the power to sub-delegate) as may be thought fit.

SECTION FOUR
COMMITTEES

4.01	Committees of the Board

Subject to the Act, the board may appoint one or more committees of the board, however designated, and delegate to any such committee any of the powers of the board. The powers of any committee of directors may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all the members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. Meetings of any committee may be held at any place in or outside Alberta.

4.02	Procedure

Unless otherwise determined by the board, a quorum for meetings of any committee shall be a majority of its members, each committee shall have the power to appoint its chair and the rules for calling, holding, conducting and adjourning meetings of the committee which, unless otherwise determined, shall be the same as those governing the board. Each member of a committee shall serve during the pleasure of the board of directors and, in any event, only so long as such person shall be a director. The directors may fill vacancies in a committee by appointment from among their members. Provided that a quorum is maintained, the committee may continue to exercise its powers notwithstanding any vacancy among its members.

SECTION FIVE
PROTECTION OF DIRECTORS AND OFFICERS

5.01	Limitation of Liability

No director or officer for the time being of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Corporation shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets of or belonging to the Corporation or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his or her respective office or trust or in relation thereto unless the same shall happen by or through his or her failure to exercise the powers and to discharge the duties of his or her office honestly, in good faith and with a view to the best interests of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

5.02	Indemnity

The Corporation shall, to the maximum extent permitted under the Act or otherwise by law, indemnify a director or officer of the Corporation, a former director or officer of the Corporation, and a person who acts or acted at the Corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party to or involved by reason of that association with the Corporation or such other entity. For the purposes of this indemnity, the termination or settlement of any civil, criminal or administrative claim shall not, of itself, create a presumption either that the director or officer did not act honestly and in good faith with a view to the best interests of the Corporation or other entity, or that, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer did not have reasonable grounds for believing that his or her conduct was lawful. The Corporation shall use reasonable commercial efforts to obtain any court or other approvals necessary for this indemnification.

5.03	Advance Of Costs

The Corporation shall, to the maximum extent permitted under the Act or otherwise by law, advance moneys to an individual referred to in Section 5.02 to defray the costs, charges and expenses of a proceeding referred to in Section 5.02, provided such individual shall repay the moneys advanced if the individual does not fulfil the conditions set forth in the Act.

5.04	Indemnities Not Exclusive

The rights of any person to indemnification granted by the Act or this by-law are not exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors, at law or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and will enure to the benefit of the heirs and legal representatives of that person.

5.05	Insurance

The Corporation may purchase, maintain or participate in insurance for the benefit of the persons referred to in Section 5.02 as the board may from time to time determine.

SECTION SIX
SHARES

6.01	Non-Recognition of Trusts

Subject to the Act, the Corporation may treat as the absolute owner of any share the person in whose name the share is registered in the securities register as if that person had full legal capacity and authority to exercise all rights of ownership, irrespective of any indication to the contrary through knowledge or notice or description in the Corporation's records or on the share certificate.

6.02	Joint Shareholders

If two or more persons are registered as joint holders of any share:

(a)	the Corporation shall record only one address on its books for such joint holders;

(b)	the address of such joint holders for all purposes with respect to the Corporation shall be their recorded address; and

(c)	any one of such persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

SECTION SEVEN
DIVIDENDS

7.01	Dividend

A dividend payable in cash shall be paid to the order of each registered holder of shares of the class or series in respect of which it has been declared (subject to any obligation to withhold and remit to tax authorities), unless such holder otherwise directs and the Corporation agrees to follow such direction. In the case of joint holders, the dividend shall, unless such joint holders otherwise direct and the Corporation agrees to follow such direction, be paid to the order of all of such joint holders. The payment of a dividend by either a method agreed upon by the Corporation and a shareholder or, failing such agreement, the mailing of a cheque to the registered holder of shares at the address shown on the share register as aforesaid, unless the cheque is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold and remit.

7.02	Non-receipt of Cheques and Unclaimed Dividends

In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the board may from time to time prescribe, whether generally or in any particular case. No dividend shall bear interest against the Corporation.

Subject to any applicable legislation as to unclaimed personal property, any dividend unclaimed after a period of four years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

SECTION EIGHT
MEETINGS OF SHAREHOLDERS

8.01	Place of Meetings

Meetings of the shareholders shall be held at such place within Alberta as the board shall determine. Subject to the Act, meetings may be held outside of Alberta.

8.02	Participation in Meeting By Electronic Means

Any person entitled to attend a meeting of shareholders may participate in the meeting, in accordance with the Act, by electronic means, telephone or other communication facility that permits all participants to hear each other or otherwise communicate with each other during the meeting, if the Corporation makes available such a communication facility. A person participating in a meeting by such means shall be deemed to be present at the meeting.

8.03	Electronic Meetings

If the directors or the shareholders call a meeting of shareholders, those directors or shareholders, as the case may be, may determine that the meeting shall be held, in accordance with the Act, entirely by electronic means, telephone or other communication facility that permits all participants to communicate adequately with each other during the meeting.

8.04	Chair, Secretary and Scrutineers

The chair of any meeting of shareholders, who need not be a shareholder of the Corporation, shall be any one of the following officers as has been appointed and is present at the meeting: chair of the board, president or a vice-president (in order of seniority). If no such officer is present and willing to act as chair within fifteen minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chair. The chair shall conduct the proceedings at the meeting in all respects and his or her decision in any matter or thing, including, but without in any way limiting the generality of the foregoing, any question regarding the validity or invalidity of any instruments of proxy and any question as to the admission or rejection of a vote, shall be conclusive and binding upon the shareholders. The secretary of any meeting of shareholders shall be the secretary of the Corporation, provided that, if the Corporation does not have a secretary or if the secretary of the Corporation is absent, the chair shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. The board may from time to time appoint in advance of any meeting of shareholders one or more persons to act as scrutineers at such meeting and, in the absence of such appointment, the chair may appoint one or more persons to act as scrutineers at any meeting of shareholders. Scrutineers so appointed may, but need not be, shareholders, directors, officers or employees of the Corporation.

8.05	Persons Entitled to be Present

The only persons entitled to be present at a meeting of shareholders shall be (a) those entitled to vote at such meeting; (b) the directors and auditors of the Corporation; (c) others who, although not entitled to vote, are entitled or required under any provision of the Act, the articles or the by-laws to be present at the meeting; and (d) any other person on the invitation of the chair or with the consent of the meeting.

8.06	Quorum

A quorum for the transaction of business at any meeting of shareholders shall be at least two persons present in person, being a shareholder entitled to vote thereat or a duly appointed proxy or representative for an absent shareholder so entitled, and representing in the aggregate not less than twenty-five percent (25%) of the outstanding shares of the Corporation carrying voting rights at the meeting.

8.07	Representatives

The authority of an individual to represent a body corporate or association at a meeting of shareholders of the Corporation shall be established by depositing with the Corporation a certified copy of the resolution of the directors or governing body of the body corporate or association, as the case may be, granting such authority, or in such other manner as may be satisfactory to the chair of the meeting.

8.08	Action by Shareholders

The shareholders shall act by ordinary resolution unless otherwise required by the Act, articles or by-laws. In case of an equality of votes either upon a show of hand or upon a poll, the chair of the meeting shall not be entitled to a second or casting vote.

Upon a show of hands, every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is required or demanded, a declaration by the chair of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

A ballot required or demanded shall be taken in such manner as the chair shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken, each person present shall be entitled, in respect of the shares which he or she is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

8.09	Electronic Voting

Notwithstanding Section 8.08, any vote referred to in Section 8.08 may be held, in accordance with the Act, partially or entirely by electronic means, telephone or other communication facility, if the Corporation has made available such a facility. Any person participating in a meeting of shareholders under Section 8.02 or 8.03 and entitled to vote at the meeting may vote, in accordance with the Act by electronic means, telephone or other communication facility that the Corporation has made available for such purpose.

SECTION NINE
NOTICES

9.01	Method of Giving Notices

Any notice (which term includes any communication, contract document, instrument in writing, or electronic document) to be given (which term includes sent, delivered or served) pursuant to the Act, the articles or the by-laws or otherwise to a shareholder, director, officer, or auditor or member of a committee of the board shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to the person's record address or if mailed to such person at such record address by prepaid mail or if sent to such person by electronic means as permitted by, and in accordance with, the Act. The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the board in accordance with any information believed by the secretary to be reliable. The foregoing shall not be construed so as to limit the manner or effect of giving notice by any other means of communication otherwise permitted by law.

9.02	Notice to Joint Holders

If two or more persons are registered as joint holders of any share, any notice may be addressed to all of such joint holders but notice addressed to one of such persons shall be sufficient notice to all of them.

9.03	Computation of Time

In computing the date when notice must be given under any provision requiring a specified number of days' notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

9.04	Omissions and Errors

The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

9.05	Persons Entitled by Death or Operation of Law

Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom such person derives title to such share prior to such person's name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which such person became so entitled) and prior to such person furnishing to the Corporation the proof of authority or evidence of such person's entitlement prescribed by the Act.

SECTION TEN
EFFECTIVE DATE

10.01	Effective Date

This by-law shall come into force when made by the board in accordance with the Act.

MADE by the board the 21st day of July, 2010.

(Signed) "Lorenzo Donadeo"
President

CONFIRMED by the Shareholder in accordance with the Act the 21st day of July, 2010.

(Signed) "Lorenzo Donadeo"
President

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